Exhibit 99.1

Financial Report

October—December 2011

Sales:	$2,045 million
Operating margin:	11.0%
Operating cash flow:	$293 million
EPS:	$1.70

(Stockholm, Feb. 1, 2012) – – – For the three-month period ended December 31, 2011, Autoliv, Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – met its guidance and reported the eighth consecutive quarter with double digit operating margins.

Consolidated net sales increased by 7% to $2,045 million compared to the same quarter in 2010. Organic sales grew at a rate of 7% compared to the increase in global light vehicle production (LVP) which is estimated by IHS to have been 1%. This is the ninth consecutive quarter that Autoliv has outperformed the global LVP.

Operating income amounted to $224 million, income before taxes to $211 million, net income to $160 million and earnings per share assuming dilution to $1.70.

Operating margin amounted to 11.0% including a 0.3 percentage point negative effect from expenses related to the on-going antitrust investigations. At the beginning of the quarter, the Company expected an operating margin in the range of 11.0-11.5%, excluding expenses related to the investigations.

Cash flow from operations amounted to $293 million and $178 million before financing.

The Company expects consolidated sales to increase by 2% for the first quarter and by nearly 4% for the full year 2012 with the organic sales portion growing by nearly 5% and around 7%, respectively. An operating margin of around 10% is expected for the first quarter and in the range of 10-11% for the full year, excluding any impact from the antitrust investigations and costs for capacity alignments. The alignment costs are difficult to assess at this point, but they could be more than $50 million.

An earnings conference call will be held at 3:00 p.m. (CET) today February 1. To follow the webcast or to obtain phone numbers, please access www.autoliv.com.

4th Quarter 2011

Market Overview

During the three-month period October-December 2011, the global light vehicle production (LVP) is estimated by IHS to have increased by 1% compared to the same quarter in 2010. This was 3 percentage points (p.p.) less than IHS’s expectation at the beginning of the quarter.

In Europe (including Eastern Europe), where Autoliv derives approximately 35% of its consolidated sales, the LVP is estimated to have decreased by 3%. In Western Europe, a decline of 4% was 3 p.p. worse than expected, while a decline of 3% in Eastern Europe was 4 p.p. better than expected.

In The Americas, which accounts for slightly more than 30% of consolidated sales, LVP increased by almost 10%. General Motors (GM), Ford and Chrysler (“the Detroit 3”) raised their North American production by almost 16%, which was nearly 6 p.p. better than expected. Asian and European vehicle manufacturers increased their LVP in North America by 15% which was only slightly better than expected. LVP in South America declined by 7%.

In China, which accounts for almost 15% of sales, LVP declined by 2% instead of increasing by 1% as expected.

In Japan, which accounts for about 10% of Autoliv’s consolidated sales, LVP increased by 13%, which was only half as much as expected by IHS due to component shortages caused by the flooding in Thailand.

In the Rest of Asia (RoA), which accounts for about 10% of consolidated sales, LVP dropped by 8% due to the flooding in Thailand.

Consolidated Sales

Consolidated sales increased by 7% to $2,045 million compared to the same quarter 2010. The effects from currency rate changes and acquisitions and divestitures were insignificant. Organic sales (non-U.S. GAAP measure, see enclosed table) also rose by 7%. This was 2 p.p. less than expected due to continued softening of some markets and the effects of the flooding in Thailand. However, Autoliv continued to outperform LVP and grew its organic sales 6 p.p. more than global LVP.

Autoliv’s strong performance was driven by recent vehicle launches and a favorable vehicle mix, particularly with Hyundai/KIA and “the Detroit 3”. Sales were also driven by strong demand for inflatable curtains, side airbags and the continued global trend of upgrading seatbelt systems with pretensioners. Sales of active safety systems continued to show rapid growth.

Sales by Product

Sales of airbag products (including steering wheels and passive safety electronics) rose by slightly more than 6% to $1,336 million compared to the same quarter 2010. Currency effects added close to 1%. The organic sales growth of nearly 6% was almost 5 p.p. higher than the increase in global LVP. Sales were mainly driven by strong demand for side airbags for chest protection and inflatable curtains, particularly from Ford, Chrysler and Hyundai/KIA.

Sales of seatbelt products grew by 6% to $664 million compared to the same quarter 2010. Currency effects and a small divestiture had a negative impact of 1%. The organic sales increase of 7% was much higher than the 1% increase in global LVP. Sales were driven by new business, mainly in North America and China, especially from Chrysler, Volkswagen and Nissan.

Sales of active safety products (primarily automotive radar, mono-vision and night vision systems) rose by 74% to $45 million. Organic growth was also 74%. Growth was mainly due to new radar business with Chrysler and higher optional take-rates at Mercedes.

Sales by Region

Sales from Autoliv’s European companies declined by slightly less than 1% to $717 million and was due to negative currency effects. Organic sales were flat despite the 3% decline in European LVP. Autoliv’s better performance than the region’s LVP was mainly driven by the recently launched Ford Focus/C-Max; the Mercedes B-Class; and the Land Rover Evoque; as well as by higher production volumes at Volvo. These favorable effects more than offset weaker demand from customers in southern Europe.

Sales from Autoliv’s companies in The Americas rose by 14% to $628 million despite negative currency effects of 2%. Organic sales growth of 16% was 6 p.p. more than the increase in the region’s LVP. This was due to strong performance by “the Detroit 3”, especially by Chrysler which increased its production by 39%. Autoliv’s sales were driven particularly by Chevrolet’s Cruze and Equinox; Dodge’s Charger and Journey; Fiat’s 500 U.S.; Ford’s Focus and F-Series; as well as by the Mercedes M-Class.

Sales from Autoliv’s companies in China rose by nearly 12% to $276 million. Currency effects added 5%. The organic sales growth of nearly 7% was better than expected and significantly better than the 2% decline in Chinese LVP. Autoliv’s strong performance was driven by Wuling’s recently launched Hong Guang and higher production volumes for several GM models as well as for Nissan’s Quashqai and Volkswagen’s Passat.

Sales from Autoliv’s companies in Japan increased by slightly more than 5% to $218 million due to positive currency effects of slightly more than 7%. Organic sales declined by 2%, primarily due to an unexpected weak LVP resulting from component shortages for our customers caused by the flooding in Thailand. Organic sales were 15 p.p. less than Japanese LVP partially due to the flooding but mainly due to a swing in the LVP mix from export vehicles with high safety content that were prioritized in the second quarter after the tsunami to cars with lower safety content for the domestic market during the fourth quarter.

Sales from Autoliv’s companies in the Rest of Asia (RoA) increased by 15% to $206 million despite negative currency effects of 1% and a divestiture of certain non-core assets that had an almost 2% negative impact. Organic sales growth of nearly 18% was significantly better than the 8% decrease in the region’s LVP. This was primarily due to the important South Korean market where the average safety content is higher than in most other markets in the region. In South Korea, LVP grew by 5% while Autoliv’s organic sales grew by 29%. Autoliv’s sales were driven by Hyundai’s Verna, ix35 and Grandeur as well as by KIA’s Sportage and Sorento. Autoliv also had a strong performance in India where organic sales grew 9 p.p. more than Indian LVP, partly due to Tata’s Indica; Mahindra’s Bolero and Suzuki’s Alto/A-star.

4th Quarter 2011

Earnings

For the fourth quarter 2011, gross profit improved by 1%, or $6 million, to $429 million compared to the same quarter in 2010. However, gross margin declined to 21.0% from the record fourth-quarter level of 22.2% in 2010. The decline was due to $25 million higher raw material costs and a $7 million, net cost for the flooding in Thailand that reduced gross margin by 1.2 p.p. and 0.3 p.p., respectively. These negative effects were partially offset by the positive effects of higher sales and favorable currency revaluations.

Mainly as a result of the 1.2 p.p. decline in gross margin, operating margin declined by 1.7 p.p. to 11.0%. Operating margin was also reduced by 0.6 p.p. due to higher Research, Development and Engineering (R,D&E) expense, net and by 0.3 p.p. due to $6 million in legal expenses related to the on-going antitrust investigations (reported in Other expense). These negative effects were partially offset mainly by lower Selling, General and Administrative (S,G&A) expense in relation to sales.

Operating income declined by $18 million to $224 million mainly due to higher R,D&E expense, net resulting from more R,D&E projects, particularly active safety projects.

Income before taxes decreased by $20 million to $211 million compared to the same quarter 2010. This reflects the lower operating income along with higher interest expense, net mainly due to higher floating interest rates for loans in Swedish Krona.

Net income attributable to controlling interest declined by $19 million to $158 million. The effective tax rate increased to 24.3% from 22.5% during the same quarter in 2010. Discrete tax items, net were $6 million favorable in the fourth quarter 2011 primarily due to changes in valuation allowances, compared to $8 million favorable in the same quarter in 2010.

Earnings per share assuming dilution declined by 19 cents to $1.70 due to lower pre-tax income. The weighted average number of shares outstanding, assuming dilution, was 93.3 million compared to 93.7 million during the same quarter in 2010.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $293 million, the second highest fourth-quarter cash flow after the corresponding quarter 2010, when cash flow was $326 million.

Cash flow before financing (non-U.S. GAAP measure, see enclosed table) amounted to $178 million compared to the record level of $245 million in the corresponding quarter 2010. Capital expenditures, net of $100 million were $30 million more than depreciation and amortization in the quarter and $18 million more than capital expenditures during the corresponding quarter 2010. Higher capital expenditures reflect capacity expansions in Asia and South America as well as in active safety.

During the quarter, operating working capital (non-U.S. GAAP measure, see enclosed table) decreased to 6.2% of sales from 7.1% at September 30 but increased from a year ago from 5.4% when this key ratio was at a record low. The Company’s policy is that working capital should not exceed 10% in relation to last 12-month sales.

Accounts receivable decreased to 66 days in relation to sales from 72 days at September 30 but was unchanged compared to the same date last year. During the fourth quarter, inventory days outstanding decreased to 32 days outstanding from 33 days at September 30 but increased from 31 days a year ago.

Due to the strong cash flow, net debt (non-U.S. GAAP measure, see enclosed table) which stood at $41 million at the end of the third quarter, changed into a net cash position of $92 million at the end of the fourth quarter. This swing of $133 million was despite dividend payments of $40 million. Gross interest-bearing debt decreased during the quarter by $36 million to $666 million.

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. During the quarter, the Company’s leverage ratio went from 0.1 on September 30 to an unleveraged position at the end of the fourth quarter, while the interest coverage ratio decreased to 14.3 times from 14.9 times. Leverage ratio is measured as adjusted net debt in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). Interest coverage is defined as operating income (excluding amortization of intangibles) in relation to interest expense, net. Adjusted net debt includes pension liabilities but excludes the debt from equity units since these funds are regarded as equity by Standard & Poor’s due to the fact that the purchase contracts of the equity units are binding and not revocable.

During the quarter, total equity increased by $47 million to $3,349 million due to net income of $160 million and common stock incentives of $5 million. This was partially offset by a change in pension liabilities of $37 million, unfavorable currency effects of $40 million and a $40 million accrual for the declared dividend for the first quarter. Total parent shareholders’ equity was $3,333 million corresponding to $37.33 per share.

Launches in the 4th Quarter

• BMW’s new 3-Series: Camera-based forward-looking system for ADAS (Advanced Driver Assist System), side airbags, inflatable curtains and seatbelts with pretensioners.

• Honda’s new CR-V: Seatbelts with pretensioners.

• Chevrolet’s new Colorado: Passenger airbag, inflatable curtains, seatbelts with pretensioners and safety electronics.

• Isuzu’s new D-Max: Passenger airbag, seatbelts with pretensioners and safety electronics.

• Great Wall’s new Voleex C50: Driver airbag with steering wheel, passenger airbag, side airbags, inflatable curtains, seatbelts with pretensioners and safety electronics.

• Porsche’s new 911: Passenger airbag, knee driver airbag, side airbags, inflatable curtains and seatbelts with pretensioners.

Full Year 2011

Market Overview Full Year

During the 12-month period January – December 2011, global light vehicle production (LVP) increased by 3%.

In Europe, LVP increased by 5% with a 3% increase in Western Europe and an 11% increase in Eastern Europe.

In The Americas, LVP rose by 8% due to Chrysler, Ford and GM increasing their North American LVP by 14%. The North American LVP of Asian and European vehicle manufacturers increased by 5%.

In Japan, LVP dropped by 14% primarily due to component shortages after the earthquake/tsunami.

In China, LVP grew by 3% and by 5% in the Rest of Asia (RoA).

Consolidated Sales

For the full year, consolidated sales increased by 15% to $8,232 million. Currency effects and acquisitions net of divestitures added 6%. The organic sales growth of close to 9% was almost three times as much as the increase in global LVP.

Sales of airbag products increased by 14% to $5,393 million. Currency effects added 4% and acquisitions nearly 2%. The organic sales increase of slightly more than 8% was 5 p.p. better than the increase in global LVP.

Sales of seatbelt products rose by slightly more than 13% to $2,679 million. Currency effects added almost 5% and acquisitions slightly less than 2%. Organic sales growth of 7% was more than twice as much as the increase in global LVP.

Sales of active safety products jumped 89% to $160 million and organically by 87%.

Sales from Autoliv’s European companies increased by 12% to $3,102 million, including positive currency effects of 6% and a small acquisition. The organic sales growth of 6% was 1 p.p. higher than the increase in European LVP. In addition to the models that contributed to the performance in the fourth quarter, sales were driven by strong demand for BMW’s 5-series and Mini Countryman; Mercedes’ C-class; as well as for Audi’s A8.

Sales from Autoliv’s companies in The Americas increased by slightly less than 17% to $2,559 million, including positive currency effects of slightly less than 1%. The organic sales increase of 16% was twice as much as the 8% increase in LVP in the Americas. Autoliv’s strong performance was mainly due to launches and production increases by Chrysler, Ford and GM of vehicles with high safety content.

Sales from Autoliv’s companies in China rose by 21% to $982 million. Currency effects added 5% and acquisitions less than 3%. The organic sales growth of more than 13% was 10 p.p. stronger than the increase in Chinese LVP, primarily due to market share gains and export sales to South Korea and Japan.

Sales from Autoliv’s companies in Japan declined by 4% to $758 million despite positive currency effects of 10%. The organic sales decline of 14% was in line with the drop in Japanese LVP. Autoliv outperformed Japanese LVP during the first six months of the year which offset the effects of the negative LVP mix in the latter part of the year.

Sales from Autoliv’s companies in the RoA jumped by 35% to $831 million. Acquisitions boosted sales by 13% and currency effects had a favorable impact of 4%. The organic sales increase of 18% was 13 p.p. higher than the growth in RoA’s LVP. This was mainly due to Autoliv’s strong performance in the important South Korean market and to new business from Hyundai/KIA and GM.

Earnings

Gross profit increased by 9%, or $136 million, to $1,728 million. However, gross margin declined by 1.2 p.p. to 21.0%. This was due to $95 million higher raw material costs that reduced margins by 1.2 p.p..

Operating income improved by 2%, or $20 million, to $889 million. Operating margin declined almost in line with the gross margin decline, or by 1.3 p.p. to 10.8%, despite the fact that R,D&E expense, net rose by 0.4 p.p. to 5.4% of sales. Expenses of $14 million related to the antitrust investigations had a 0.2 p.p. negative margin effect.

Income before taxes increased by 3%, or $23 million, to $828 million, primarily due to the improvement in operating income and a $6 million lower expense in the second quarter 2011 for debt extinguishment, partially offset by higher interest expense, net due to higher floating interest rates for loans in Swedish Krona.

Net income attributable to controlling interest improved by 6%, or $33 million, to $623 million. Income tax expense was $201 million, including favorable discrete tax items of $25 million, net which was mainly due to a $24 million release of tax reserves in the second quarter. The effective tax rate was 24.3% compared to 26.1% for 2010.

Earnings per share assuming dilution improved by 4%, or $0.26, to $6.65 from the same period 2010. The average number of shares outstanding increased by 1% to 93.7 million. The higher number of shares outstanding had a 10 cent negative effect on earnings per share.

Cash Flow and Balance Sheet

Operations generated $758 million in cash and $386 million before financing compared to $924 million and $627 million during 2010. Capital expenditures, net increased to $357 million from $224 million during 2010 compared to depreciation and amortization of $268 million and $282 million, respectively, in 2011 and 2010.

Despite a net debt at the beginning of the year of $127 million and dividend payments of $154 million (which was $97 million more than during 2010), Autoliv closed the year with a positive net cash position of $92 million. Gross interest-bearing debt decreased by $59 million to $666 million.

Total equity increased by $410 million mainly as a result of the $627 million net income and common stock incentives of $20 million, offset by dividends of $159 million, unfavorable currency effects of $42 million and changes in pension liabilities of $36 million.

Return on total equity was 20% and return on capital employed 28% compared to 22% and 28%, respectively, for 2010.

Report Fourth Quarter 2011

Headcount

Total headcount (permanent employees and temporary personnel) increased by 200 during the quarter to 47,900 and by 4,600 during the full year. However, partially in response to weaker LVP in certain countries, headcount continued to decline in high-cost countries (HCC) and was reduced by 500 during the quarter; all of them were temporary personnel.

At the end of 2011, 71% of total headcount were direct workers in manufacturing, 66% were in low-cost countries and 20% were temporary personnel compared to 70%, 63%, and 20%, respectively, a year earlier.

Outlook

IHS expects global LVP to grow by 2% during the first quarter 2012 and by 4% during the full year. However, virtually all of the LVP increase is expected to occur in growth markets with relatively low average safety content vehicles or in Japan where Autoliv’s market share is lower than in other markets. In addition, LVP in the important European market is expected to decline by 12% in the first quarter and by 8% during the full year.

Despite this negative geographical LVP mix, Autoliv expects to continue to outperform global LVP and increase its organic sales by nearly 5% in the first quarter and by around 7% during the full year. This strong performance is mainly due to a favorable vehicle model mix. The guidance for the first quarter is primarily based on the Company’s current call-offs from customers, while the indication for the full year is based on IHS’s LVP data. Currency effects are expected to reduce sales by approximately 3%, both for the quarter and the full year, provided that mid-January currency exchange rates prevail. Consequently, consolidated sales are expected to increase by 2% for the quarter and by nearly 4% for the full year 2012.

As a consequence of the mixed LVP trends, Autoliv’s manufacturing capacity needs to be aligned with the demand in the individual markets. The cost for these alignments are currently difficult to assess, but they could be more than $50 million. In parallel with these capacity alignments, we will increase R,D&E expenses, net by more than $60 million to drive future growth.

Excluding the capacity alignment costs and excluding costs related to the on-going antitrust investigations, an operating margin around 10% is expected for the first quarter while the indication for the full year is an operating margin in the range of 10-11%. Included in this guidance is a 0.8 p.p. negative margin effect from the R,D&E increase mentioned above.

Interest expense, net during 2012 is expected to be reduced when Autoliv’s most expensive debt (carrying a 15% interest rate) is re-marketed in the first quarter. This debt was entered into along with purchase contracts that will be settled on April 30, thereby increasing the number of shares outstanding by approximately 5.7 million, while the average number of shares outstanding for the full year, assuming dilution, will be increased to approximately 94.7 million, subject to adjustments.

The projected effective tax rate for 2012, excluding any discrete items that might arise, is estimated to be around 27%.

Other Significant Events

•

The flooding in Thailand is estimated to have reduced sales by approximately $20 million, while operating income was reduced by $10 million, gross and by $7 million, net after insurance reimbursements received so far.

•

In order to reduce costs by increasing vertical integration, Autoliv has acquired certain assets of Milliken’s operations in Mexico and intellectual properties for cut&sewn textile cushions for airbags. These assets produce around 7 million airbag cushions annually and account for approximately 7% of Autoliv’s global need for cut&sewn textile cushions for airbag systems.

•

The Board of Directors has elected Mr. Lars Nyberg as its new chairman, following Mr. Lars Westerberg’s announcement that he wished to resign after nearly 13 years of service on the Autoliv Board. Mr. Nyberg has been a director on the Autoliv Board since October 2004. Additionally, the Board appointed Dr. Xiaozhi Liu as a member of the Board of Directors.

•

The U.S. National Highway Traffic Safety Administration (NHTSA) and Automotive Coalition for Traffic Safety (ACTS), representing many of the leading automakers, have selected Autoliv as a partner for their research program Driver Alcohol Detection System for Safety (DADSS). The concept that Autoliv is developing and that NHTSA and ACTS will be co-sponsoring offers a non-obtrusive possibility to automatically estimate a driver’s blood alcohol content (BAC) by measuring the alcohol content in the breath of the driver. This is accomplished using an infrared (IR) spectroscopy sensor, mounted in, for instance, the steering wheel hub.

•	There has been no significant development in the antitrust investigations and hence no additional information can be provided.

Dividend

As previously announced, the Company has declared a quarterly dividend of 45 cents per share which will be paid on Thursday, March 1, 2012 to shareholders of record on Wednesday, February 15. The ex-date, when the shares will trade without the right to the dividend, will be Monday, February 13, 2012.

Next Report

Autoliv intends to publish the quarterly report for the first quarter 2012 on Friday, April 27, 2012.

Report Fourth Quarter 2011

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available electronically at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, changes in and the successful execution of cost reduction initiatives and market reaction thereto, increased competition, changes in consumer preferences for end products, customer losses, bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, our ability to be awarded new business, product liability, warranty and recall claims and other litigation and customer reaction thereto, possible adverse results of pending or future litigation or infringement claims, negative impact of governmental investigations and litigation relating to the conduct of our business, tax assessments by governmental authorities, legislative or regulatory changes, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report and Quarterly Report on Forms 10-K and 10-Q. Except for the Company’s on-going obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Q4—Report 2011

Key Ratios

	Quarter October – December		Full Year
	2011	2010	2011	2010
Earnings per share, basic	$1.78	$2.01	$6.99	$6.77
Earnings per share, diluted1)	$1.70	$1.89	$6.65	$6.39
Total parent shareholders’ equity per share	$37.33	$32.89	$37.33	$32.89
Cash dividend paid per share	$0.45	$0.35	$1.73	$0.65
Operating working capital, $ in millions2)	514	388	514	388
Capital employed, $ in millions3)	3,257	3,066	3,257	3,066
Net (cash) debt, $ in millions2)	(92)	127	(92)	127
Net debt to capitalization, %4)	N/A	4	N/A	4

Gross margin, %5)	21.0	22.2	21.0	22.2
Operating margin, %6)	11.0	12.7	10.8	12.1

Return on total equity, %7)	19.2	24.9	19.6	22.3
Return on capital employed, %8)	27.4	31.5	27.5	28.2

Average no. of shares in millions1)	93.3	93.7	93.7	92.4
No. of shares at period-end in millions9)	89.3	89.0	89.3	89.0
No. of employees at period-end	38,500	34,590	38,500	34,590
Headcount at period-end10)	47,919	43,325	47,919	43,325
Days receivables outstanding11)	66	66	67	69
Days inventory outstanding12)	32	31	32	32

1) Assuming dilution and net of treasury shares. 2) Non-GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Net debt in relation to capital employed. 5) Gross profit relative to sales. 6) Operating income relative to sales. 7) Net income relative to average total equity. 8) Operating income and equity in earnings of affiliates, relative to average capital employed. 9) Excluding dilution and net of treasury shares. 10) Includes temporary hourly personnel. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales.

Consolidated Statements of Income

(Dollars in millions, except per share data)

	Quarter October – December		Full year
	2011	2010	2011	2010
Net sales
Airbag products	$1,336.2	$1,255.7	$5,392.8	$4,722.5
Seatbelt products	663.9	626.1	2,679.4	2,363.4
Active safety products	44.6	25.6	160.2	84.7

Total net sales	2,044.7	1,907.4	8,232.4	7,170.6

Cost of sales	(1,615.6)	(1,484.6)	(6,504.5)	(5,578.5)

Gross profit	429.1	422.8	1,727.9	1,592.1

Selling, general & administrative expenses	(91.2)	(88.3)	(368.7)	(327.2)
Research, development & engineering expenses, net	(105.8)	(87.4)	(441.5)	(361.3)
Amortization of intangibles	(5.1)	(4.2)	(18.6)	(18.0)
Other income (expense), net	(2.9)	(0.3)	(9.9)	(16.4)

Operating income	224.1	242.6	889.2	869.2

Equity in earnings of affiliates, net of tax	1.6	1.8	6.8	5.5
Interest income	1.5	0.9	4.9	3.4
Interest expense	(14.9)	(13.0)	(62.0)	(54.3)
Loss on extinguishment of debt	—	(0.2)	(6.2)	(12.3)
Other financial items, net	(1.4)	(1.3)	(4.4)	(6.0)

Income before income taxes	210.9	230.8	828.3	805.5

Income taxes	(51.2)	(52.0)	(201.3)	(210.0)

Net income	$159.7	$178.8	$627.0	$595.5

Less; Net income attributable to non-controlling interest	1.2	1.3	3.6	4.9
Net income attributable to controlling interest	$158.5	$177.5	$623.4	$590.6

Earnings per share1)	$1.70	$1.89	$6.65	$6.39

1) Assuming dilution and net of treasury shares.

Q4—Report 2011

Consolidated Balance Sheets

(Dollars in millions)

	December 31 2011	September 30 2011	June 30 2011	March 31 2011	December 31 2010
Assets
Cash & cash equivalents	$739.2	$630.7	$559.7	$605.2	$587.7
Receivables, net	1,457.8	1,527.8	1,610.1	1,625.2	1,367.6
Inventories, net	623.3	619.4	626.8	609.1	561.7
Other current assets	180.0	165.4	183.0	185.1	171.6

Total current assets	3,000.3	2,943.3	2,979.6	3,024.6	2,688.6

Property, plant & equipment, net	1,121.2	1,102.7	1,124.9	1,075.6	1,025.8
Investments and other non-current assets	279.6	256.9	243.4	231.6	228.1
Goodwill assets	1,607.0	1,612.1	1,624.2	1,620.7	1,612.3
Intangible assets, net	109.2	114.3	112.6	106.8	109.7

Total assets	$6,117.3	$6,029.3	$6,084.7	$6,059.3	$5,664.5

Liabilities and equity
Short-term debt	$302.8	$221.8	$205.9	$107.1	$87.1
Accounts payable	1,083.9	1,058.1	1,123.0	1,130.9	1,003.1
Other current liabilities	699.2	703.6	745.8	809.8	744.3

Total current liabilities	2,085.9	1,983.5	2,074.7	2,047.8	1,834.5

Long-term debt	363.5	480.2	487.9	639.9	637.7
Pension liability	193.1	141.3	146.2	140.2	136.0
Other non-current liabilities	125.8	122.2	115.1	117.8	117.1

Total non-current liabilities	682.4	743.7	749.2	897.9	890.8

Total parent shareholders’ equity	3,333.4	3,287.8	3,247.3	3,100.6	2,927.3
Non-controlling interest	15.6	14.3	13.5	13.0	11.9

Total equity	3,349.0	3,302.1	3,260.8	3,113.6	2,939.2

Total liabilities and equity	$6,117.3	$6,029.3	$6,084.7	$6,059.3	$5,664.5

Consolidated Statements of Cash Flows

(Dollars in millions)

	Quarter October - December		Full year
	2011	2010	2011	2010
Net income	$159.7	$178.8	$627.0	$595.5
Depreciation and amortization	70.4	68.0	268.3	281.7
Other, net	1.3	19.0	38.1	57.7
Changes in operating assets and liabilities	61.7	60.5	(175.2)	(10.5)

Net cash provided by operating activities	293.1	326.3	758.2	924.4

Capital expenditures, net	(100.4)	(82.3)	(357.0)	(224.4)
Acquisitions of businesses and other, net	(14.3)	0.7	(15.7)	(72.8)

Net cash used in investing activities	(114.7)	(81.6)	(372.7)	(297.2)

Net cash before financing1)	178.4	244.7	385.5	627.2

Net increase (decrease) in short-term debt	(13.1)	(97.9)	103.1	(278.6)
Issuance of long-term debt	—	19.8	47.1	19.8
Repayments and other changes in long-term debt	(5.4)	(55.2)	(219.7)	(170.8)
Dividends paid	(40.2)	(31.1)	(154.3)	(57.7)
Cash paid for extinguishment of debt	—	—	(6.3)	(8.3)
Common stock options exercised	0.8	16.0	12.9	29.2
Acquisition of subsidiary shares from non-controlling interests	—	—	—	(63.7)
Dividend paid to non-controlling interests	—	—	(0.4)	—
Capital contribution from non-controlling interests	—	1.2	—	1.2
Other, net	—	—	(5.3)	—
Effect of exchange rate changes on cash	(12.0)	3.0	(11.1)	16.7

Increase (decrease) in cash and cash equivalents	108.5	100.5	151.5	115.0
Cash and cash equivalents at period-start	630.7	487.2	587.7	472.7

Cash and cash equivalents at period-end	$739.2	$587.7	$739.2	$587.7

1)	Non-GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q4—Report 2011

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	December 31	September 30	June 30	March 31	December 31
	2011	2011	2011	2011	2010

Total current assets	$3,000.3	$2,943.3	$2,979.6	$3,024.6	$2,688.6
Total current liabilities	(2,085.9)	(1,983.5)	(2,074.7)	(2,047.8)	(1,834.5)

Working capital	914.4	959.8	904.9	976.8	854.1
Cash and cash equivalents	(739.2)	(630.7)	(559.7)	(605.2)	(587.7)
Short-term debt	302.8	221.8	205.9	107.1	87.1
Derivative asset and liability, current	(4.0)	(15.5)	8.0	(4.1)	(0.7)
Dividends payable	40.2	40.2	40.2	38.3	35.6

Operating working capital	$514.2	$575.6	$599.3	$512.9	$388.4

Net (Cash) Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt. By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD reported in other balance sheet captions.

	December 31	September 30	June 30	March 31	December 31
	2011	2011	2011	2011	2010

Short-term debt	$302.8	$221.8	$205.9	$107.1	$87.1
Long-term debt	363.5	480.2	487.9	639.9	637.7

Total debt	666.3	702.0	693.8	747.0	724.8
Cash and cash equivalents	(739.2)	(630.7)	(559.7)	(605.2)	(587.7)
Debt-related derivatives	(19.1)	(30.8)	(2.3)	(12.4)	(10.0)

Net (cash) debt	$(92.0)	$40.5	$131.8	$129.4	$127.1

Components in Sales Increase/Decrease

Since the Company generates almost 80% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in the total U.S. GAAP net sales.

Quarter October – December

	$000.00	$000.00	$000.00	$000.00	$000.00	$000.00	$000.00	$000.00	$000.00	$000.00	$000.00	$000.00
	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$

Organic change	0.2	$1.3	15.9	$88.0	(1.8)	$(3.7)	6.8	$16.8	17.6	$31.6	7.0	$134.0
Currency effects	(0.9)	(6.4)	(2.3)	(12.7)	7.4	15.1	4.8	11.9	(0.9)	(1.7)	0.4	6.2
Acquisitions/divestitures	—	—	—	—	—	—	—	—	(1.6)	(2.9)	(0.2)	(2.9)

Reported change	(0.7)	$(5.1)	13.6	$75.3	5.6	$11.4	11.6	$28.7	15.1	$27.0	7.2	$137.3

Full year 2011

	$000.00	$000.00	$000.00	$000.00	$000.00	$000.00	$000.00	$000.00	$000.00	$000.00	$000.00	$000.00
	Europe		Americas		Japan		China		RoA		Total
	%	$	%	$	%	$	%	$	%	$	%	$

Organic change	6.3	$173.8	16.0	$351.3	(14.2)	$(112.7)	13.4	$108.8	17.9	$109.7	8.8	$630.9
Currency effects	5.8	161.1	0.6	13.7	10.2	80.3	4.8	39.4	4.2	26.0	4.5	320.5
Acquisitions/divestitures	0.3	8.4	—	—	—	—	2.5	20.5	13.3	81.5	1.5	110.4

Reported change	12.4	$343.3	16.6	$365.0	(4.0)	$(32.4)	20.7	$168.7	35.4	$217.2	14.8	$1,061.8